Exhibit 3.1(c)

State of Delaware Secretary of State Division of Corporations Delivered 11:38 AM 06/23/2020 FILED 11:38 AM 06/23/2020 SR 20205846170 - File Number 7096651

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION
OF

INSURANCE ACQUISITION CORP. II

INSURANCE ACQUISITION CORP. II (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.	This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation filed with the Secretary of State on October 11, 2018, as amended by that certain Certificate of Amendment of Certificate of Incorporation filed with the Secretary of State on June 27, 2019 (collectively, the “Certificate of Incorporation”).

2.	Article 1 of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“FIRST. The name of this corporation is INSU ACQUISITION CORP. II (the “Corporation”).”

3.	This amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

4.	All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its name and on its behalf as of the 18th day of June, 2020.

By:	/s/ John Butler
Name:	John Butler
Title:	Chief Executive Officer and President

[Signature page to Certificate of Amendment to Certificate of Incorporation]